Exhibit 10.64

UNOFFICIAL TRANSLATION

Share Purchase Agreement

between

Deutsche Börse AG

Frankfurt

(“DBAG” or “Purchaser”)

and

SIX Group AG

Zurich

(“SIX” or “Seller”)

and

SIX Swiss Exchange AG

Zurich

(“SIX Swiss”)

Table of contents

1	Corporate Status and Transfer	5

2	Sale of the Seller Shares, Effective Date, Dividend Rights	6

3	Purchase Price; Terms of Payment	7

4	Completion	8

5	Representations and Warranties of the Seller	13

6	Representations and Warranties of the Purchaser	15

7	Further Obligations of the Parties	15

8	Confidentiality and Press Releases	19

9	Assignment of Rights and Obligations	20

10	Costs	20

11	Notices	21

12	Miscellaneous; Final Provisions	23

List of definitions

Term	defined in

Spin-off Shareholders’ Agreement	1.4 Preamble

DBAG Shares	3.2.3

DBAG / NYSE Euronext Combination	3.2.3

Eurex	Preamble

Eurex Shares	1.2

Eurex Clearing	Preamble

Eurex Frankfurt	Preamble

Eurex Profit Participation Rights	1.2

Eurex Group	Preamble

Eurex Zürich	Preamble

HoldCo	3.2.2

HoldCo Shares	3.2.2

Purchase Price	3.1

NewCo	1.4

NewCo Shares	1.4

Effective Date	2.2.1

Subsidiaries	1.3

Seller Shares	1.4

Regulation	4.2.1(i)(a)

Completion	4.1

Completion Date	4.1

Conditions for Completion	4.2

Preamble

The Seller is a public company under Swiss law, registered in the commercial register (Handelsregister) of the canton Zurich under the company number CH-020.3.026.400-2 pursuant to art. 620 et seq. of the Swiss Law of Obligations (Schweizerisches Obligationenrecht – OR) and has its seat in Zurich. SIX Swiss is a wholly owned subsidiary of the Seller.

The Purchaser is a public company under German law registered in the commercial register of the Local Court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 32232 and has its statutory seat in Frankfurt am Main, Germany.

Since 1998 DBAG and SIX have jointly operated the derivatives exchange Eurex (hereinafter referred to as “Eurex”) under the Shareholders’ Agreement dated 31 August 1998, together with the Amendment dated 26 May 2003, (hereinafter referred to as “Shareholders’ Agreement”).

Eurex consists of the legal entities Eurex Zürich AG (hereinafter referred to as “Eurex Zürich”), Eurex Frankfurt AG (hereinafter referred to as “Eurex Frankfurt”) and Eurex Clearing AG (hereinafter referred to as “Eurex Clearing”) and of other entities in which each of the aforementioned companies alone or jointly hold, directly or indirectly, the majority of interests or voting rights (hereinafter referred to as “Eurex Group”).

DBAG and SIX each hold a 50 percent participation in the joint venture Eurex Zürich (the Seller indirectly holds such participation through SIX Swiss), while the distribution of profits as well as the provision of funds for investments is split between DBAG and SIX in a proportion of 85%:15%.

The Parties have differing opinions on various aspects of the Shareholders’ Agreement, including without limitation, the question how to proceed in the event of a termination of the Shareholders’ Agreement as a result of the liquidation of the joint venture. In view of the limited duration of the Shareholders’ Agreement, in which period SIX would continue to have a right to 15% of the profits, and in order to avoid any legal disputes, DBAG and SIX have agreed to cancel their co-operation regarding the derivatives exchange Eurex early, for which purpose DBAG will acquire the (indirect) 50 percent participation in Eurex Zürich held by SIX and will continue to operate Eurex on its own.

Now therefore, the Parties agree as follows:

1	Corporate Status and Transfer

1.1	Eurex Zürich

1.1.1	Eurex Zürich is a public company under Swiss law, registered in the commercial register of the canton Zurich, Switzerland, under the company number CH-020.3.924.509-9 pursuant to art. 620 et seq. of the Swiss Law of Obligations and has its seat in Zurich.

1.1.2	The share capital of Eurex Zürich amounts to CHF 10,000,000,— and is divided into 10,000 registered shares with limited transferability (vinkulierte Namensaktien), each with a nominal value of CHF 1,000. The shares are fully paid up.

1.1.3	Share certificates

No certificates have been issued for the shares in Eurex Zürich.

1.2	Shareholdings of SIX Swiss

SIX Swiss holds 5,000 shares in Eurex Zürich, which is a participation of 50% of the share capital of Eurex Zürich (these shares are hereinafter referred to as the “Eurex Shares”).

1.3	Subsidiaries

Eurex Zürich has direct and indirect shareholdings as described in Annex 1.3 in the companies specified in this Annex (hereinafter referred to as the “Subsidiaries”).

1.4	Spin-off

SIX Swiss undertakes to contribute the Swiss derivatives business regarding Eurex Zürich (including the Eurex Shares, the 39,000 profit participation rights in Eurex Frankfurt and the rights in the Eurex system as well as the brand name “Eurex”, excluding, however, the CHF Repo Market und OTC Spot Market) into NewCo, a Subsidiary to be newly established by SIX Swiss (hereinafter referred to as “NewCo”) at the book values for tax purposes applicable at the completion time and to immediately distribute to the Seller 100% of the uncertificated NewCo Shares (hereinafter referred to as the “the NewCo Shares” or “the Seller Shares”) as a dividend in kind (hereinafter referred to as “spin-off”) on the Completion Date (as defined below) at the latest. The spin-off shall be effected according to the following principles:

1.4.1	The spin-off shall be performed with economic effect as of 1 January 2012;

1.4.2	The spin-off shall be performed without the Purchaser owing a higher Purchase Price as a direct or indirect economic consequence thereof, with the aim of a universal succession of title regarding the assets and contractual relationships to be transferred. The Parties shall agree on the technical details involved.

1.4.3	The spin-off shall include all assets and contractual relationships required or used (to the extent necessary for its operation) for the current operation of the Swiss derivatives business (with the exception of the CHF Repo Market und OTC Spot Market) regarding Eurex Zürich, in particular all equipment used and all persons employed for the current business operations:

(i)	intangible assets including the client base (participants of Eurex Zürich), software rights

(ii)	material assets

(iii)	contractual relationships (including those specified in Clauses 4.4.4, 4.4.6 to 4.4.10 and 4.4.13)

To the extent that contractual relationships with any third party (excluding employment contracts) are not transferred to NewCo in the course of the spin-off for legal reasons, it is agreed between the Seller and SIX Swiss and the Purchaser and/or NewCo that each Party shall put the other in the position it would have been in, if these contractual relationships had been transferred. In such case, SIX Swiss shall be entitled to provide to NewCo the relevant contractual services to the same quality standards and on conditions that are otherwise similar, provided that this is possible under the individual contractual relationships;

(iv)	employees according to their functions; this is based on the Parties’ assumption that approximately 15 employees on full time basis are employed in the business to be spun-off. The employees’ right of refusal pursuant to art. 333 para. 1 of the Swiss Law of Obligations is reserved;

(v)	regarding persons who perform services for both SIX Swiss and Eurex Zürich, and regarding any assets or contractual relationships used by both SIX Swiss and Eurex Zürich, the Parties shall find solutions by mutual agreement which are advantageous to both Parties; the provisions of Clauses 7.5 and 7.6 shall remain unaffected.

1.4.4	Liabilities, including any deferred, uncertain or unknown liabilities of SIX Swiss, shall be excluded from the transfer and shall not be assumed by NewCo unless such liabilities arise under the transfer of the contractual relationships pursuant to Clause 1.4.3 (iii). In addition, the transfer shall not include any service provision relationships that are transferred, with the Purchaser’s consent, to any third party acting as a service provider.

1.4.5	The Parties of this Share Purchase Agreement shall use their best efforts to jointly determine in more detail the size and further details of the spin-off by 30 September 2011. Entering into the spin-off agreement and any other agreement in connection therewith require the Purchaser’s consent.

2	Sale of the Seller Shares, Effective Date, Dividend Rights

2.1	Sale of the Seller Shares

The Seller hereby sells the (uncertificated) Seller Shares to the Purchaser in accordance with the provisions of this Agreement. The Purchaser hereby accepts such sale.

2.2	Effective Date, dividend rights regarding Seller Shares

2.2.1

The sale of the Seller Shares shall be made with economic effect as of 1 January 2012, 0:00 hrs (hereinafter referred to as “Effective Date”). Prior to the Effective Date, the Seller shall have a right to 15% of the profits under the existing agreements. As of the Effective Date, the Purchaser shall have a right to all profits of Eurex Group. As of the Effective Date and subject to Completion the settlement of actual cash flows within Eurex Group shall be effected in such a way that all income of Eurex Group will accrue to the Purchaser in accordance with the provisions of Clause 2.2.1 sentence 3.

2.2.2	Subject to the provisions of Clause 2.2.1 above, the sale shall include all claims and other rights relating to the Seller Shares, including full rights to the dividends of Eurex Zürich carried by the Eurex Shares.

2.3	Separate transfer

The Parties are in agreement that the sold Seller Shares shall not be transferred in rem (dinglich) by virtue of this Agreement; instead they shall be transferred by way of a separate assignment agreement pursuant to 4.4.3 on the Completion Date.

3	Purchase Price; Terms of Payment

3.1	Purchase Price

The Purchase Price to be paid for the Seller Shares by the Purchaser amounts to:

€590,000,000 (in words: five hundred ninety million euros) (hereinafter referred to as the “Purchase Price”).

Subject to the Purchaser’s right to offer alternative performance pursuant to Clause 3.2, the Purchase Price shall be paid in cash.

3.2	The Purchaser’s right to offer alternative performance

3.2.1	The Purchaser may, at its option, either pay the entire Purchase Price in cash or in the form of a mix of a cash payment of no less than €295,000,000 (50%) and no more than €295,000,000 (50%) in kind.

3.2.2	Should the Purchaser make use of its option to pay a part of the Purchase Price in kind, such payment in kind (after the Completion of the planned combination between DBAG and NYSE Euronext) shall consist of shares in Alpha Beta Netherlands Holding N.V. (hereinafter referred to as “HoldCo Shares”), a public company incorporated under Dutch law and registered in the Dutch Trade Register of the Chamber of Commerce under 52019756 (hereinafter referred to as “HoldCo”). The value to be taken into consideration for each HoldCo Share shall be €55.80.

3.2.3	In case the planned combination between the Purchaser and NYSE Euronext (hereinafter referred to as “DBAG/NYSE Euronext Combination”) is not completed at the end of 31 March 2012 at the latest, the Purchaser may either pay the entire agreed Purchase Price in cash or in the form of a mix of a cash payment of no less than €295,000,000 (50%) and a payment in kind of no more than €295,000,000 (50%) in the form of the Purchaser’s own shares (hereinafter referred to as “DBAG Shares”). The value to be taken into consideration for each DBAG Share shall be €55.80.

3.2.4

If the Completion Date falls before the record date (the date on which the resolution on the dividend is adopted by the relevant shareholders’/general meeting) of HoldCo or DBAG the delivery of shares shall be made “cum-dividend”;

if the Completion Date falls after the record date, the delivery of shares shall be made “ex-dividend”.

3.3	Exercise of the option

Today the Purchaser has exercised its right to offer alternative performance (option) pursuant to Clause 3.2 above in a binding manner to the effect that it will make a cash payment in the amount of €295,000,019.60 and a payment in kind in the amount of €294,999,980.40 in the form of 5,286,738 HoldCo Shares (in case Clause 3.2.2 applies) or DBAG Shares (in case Clause 3.2.3 applies).

3.4	Due date of the Purchase Price and terms of payment

The Purchase Price pursuant to Clauses 3.1 and 3.2 shall be due on the Completion Date in accordance with the details of Clause 4.4; the (cash) Purchase Price (i.e. minus any payment in kind) shall be remitted to the account specified by the Seller as set out below:

Account: 230-211366.61P

IBAN: CH62 0023 0230 2113 6661 P

Recipient: SIX Group AG

Bank: UBS AG

Swift: UBSWCHZH80A.

All costs and fees incurred in relation to the remittance shall be borne by the Purchaser.

4	Completion

4.1	Completion Date

The Parties undertake to complete in rem the legal transactions agreed hereunder and to undertake the completion actions provided for in Clause 4.4 (hereinafter jointly referred to as “Completion”) on the last day of the month in which the last Condition for Completion as specified in Clause 4.2 is fulfilled or, if such day is not a banking day, on the next following banking day. The day on which Completion actually takes place is referred to as “Completion Date”.

Completion shall take place on the premises of SIX Group AG in Zurich at [9:00] ([nine]) a.m. CET unless the Parties agree on another place and/or a different time.

4.2	Conditions for Completion

The Parties shall not be obliged to proceed to Completion unless all Conditions for Completion as specified in Clauses 4.2.1 to 4.2.5 (hereinafter referred to as “Conditions for Completion”) have been fulfilled and the Parties have obtained knowledge thereof. They shall use their best efforts to ensure that the Conditions for Completion will be fulfilled as soon as possible in accordance with the provisions hereof.

4.2.1	The transaction has been cleared under merger control law:

(i)	The European Commission has decided – provided that it is the competent authority – (or it is deemed to have been decided),

(a)	under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(2) of Council Regulation (EC) 139/2004 (as amended and applicable today) (the “Regulation”) declaring the transaction compatible with the EC Common Market either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) accepted by the Purchaser; or

(b)	that the intended transaction in its entirety, or in parts, shall be referred to the competent authorities of one or more member states pursuant to article 4(4) or article 9(3) of the Regulation, and

(I)	each authority has made a decision in respect of the parts of the transaction referred to it with a result as described in Clause 4.2.1(i)(a) above, and

(II)	the European Commission has made a decision in respect of the parts of the transaction that have remained within its competence as described in Clause 4.2.1(i)(a) above.

(ii)	The Federal Cartel Office (Bundeskartellamt) – where originally competent –

(a)	has notified the Seller and/or the Purchaser in writing of its intention not to prohibit the notified acquisition of the Seller Shares, either without reservation or subject to certain requirements and conditions to be fulfilled by the Purchaser under this Share Purchase Agreement; or

(b)	has not notified the Seller and the Purchaser within a period of one month after the notification of the intended acquisition of the Seller Shares pursuant to section 39 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen – GWB) that it has initiated formal investigation proceedings; or

(c)	has not issued any order pursuant to section 40 para. 2 sentence 1 of the German Act against Restraints of Competition within the periods of time specified in section 40 para. 2 of the German Act against Restraints of Competition.

(iii)	The transactions under this Share Purchase Agreement have been explicitly cleared by the other competent competition authorities or are deemed to have been cleared under any other applicable provisions of competition law, or the Seller and the Purchaser have agreed in writing that such clearance is not required prior to Completion.

4.2.2	The consents required by the Purchaser have been granted prior to 17 June 2011:

(i)	the supervisory board of DBAG has consented to this Agreement and the transaction contemplated hereunder;

(ii)	on or after the date of the supervisory board meeting of DBAG to be held on 16 June 2011, the Board of Directors of NYSE Euronext has consented to the waiver of the provisions pursuant to Section 7.1 (c), (f), (g) and (l) of the Business Combination Agreement entered into between DBAG and NYSE Euronext regarding the execution and Completion of this Agreement.

4.2.3	The consents required by the Seller have been granted:

(i)	the board of directors of SIX Swiss has consented to this Agreement and to the transaction contemplated hereunder;

(ii)	the Seller’s board of directors has consented to this Agreement and to the transaction contemplated hereunder.

4.2.4	The planned DBAG/NYSE Euronext Combination has been completed or 31 March 2012 has expired; if all Completion Conditions to which the planned DBAG/NYSE Euronext Combination is subject, as specified in Clause 14 of the Offer Document, have been fulfilled by 31 March 2012 (without the combination having already been settled), 31 March 2012 shall be replaced by 15 April 2012.

4.2.5	The regulatory consents or approvals to be obtained in Switzerland, Germany and the USA have been granted and/or the required notifications have been made and the corresponding time limits for prohibition have expired or decisions to give positive clearance have been made.

Regarding the Conditions for Completion pursuant to Clause 4.2.3, SIX and SIX Swiss state that the consents required by the Seller have already been granted by the boards of directors of the Seller and SIX Swiss, by way of resolutions adopted by such boards of directors, prior to entering into this Agreement, and that thus the Conditions for Completion pursuant to Clause 4.2.3 have already been fulfilled.

4.3	Right of withdrawal

Each Party shall be entitled to withdraw from this Agreement by giving notice in writing to the other Party if the Conditions for Completion pursuant to Clauses 4.2.1 to 4.2.5 have not been fulfilled by 30 June 2012.

Regarding the Conditions for Completion set forth in Clause 4.2.1 and Clause 4.2.5 and if the clearances or approvals of the competent authorities provided for therein are not granted or granted only subject to restrictions, requirements or conditions, the Parties shall seek and pursue all required and/or possible remedies against the relevant decisions of such authorities; Clause 7.1.2 shall remain unaffected.

Regarding the Conditions for Completion pursuant to Clause 4.2.2, each Party shall be entitled to declare its withdrawal even prior to 30 June 2012 if these Conditions for Completion have not been fulfilled prior to the date specified in Clause 4.2.2.

If either Party withdraws from this Agreement, the Shareholders’ Agreement between SIX Swiss and the Purchaser as applicable today shall remain in full force and effect, and SIX Swiss shall have a right to 15% of the profits obtained from Eurex under the Shareholders’

Agreement for the entire period as of the execution of this Agreement to such Party’s withdrawal pursuant to this Clause 4.3.

4.4	Completion

This Share Purchase Agreement shall be completed simultaneously (Zug um Zug). On the Completion Date the Parties shall undertake the actions set forth below and/or procure that such actions will be undertaken:

4.4.1	SIX Swiss shall enter into a transfer agreement with NewCo, which has been incorporated and registered in the commercial register in sufficient time prior to that date, pursuant to the principles set forth in Clause 1.4 unless it has already done so prior to Completion. On the Completion Date the Seller, in its capacity as sole shareholder, shall resolve in an extraordinary general meeting of SIX Swiss to be held on the same day that the NewCo Shares shall be distributed to the Seller as a dividend in kind.

4.4.2	The Purchaser shall pay the Purchase Price pursuant to Clause 3.4 to the Seller. If, and to the extent, the Purchaser exercises its right to offer alternative performance pursuant to Clause 3.2, the Purchaser shall deliver to the Seller a declaration of assignment in the form provided for in Annex 4.4.2 regarding the assignment of the HoldCo Shares, or its own DBAG Shares (as the case may be) by the Purchaser to the Seller.

4.4.3	The Seller shall deliver to the Purchaser:

(i)	a declaration of assignment regarding the assignment of the Seller Shares by the Seller to the Purchaser in the form provided for in Annex 4.4.3(i),

(ii)	a legally valid resolution by the board of directors of Eurex Zürich regarding the unconditional approval of the spin-off of the Eurex Shares from SIX Swiss into NewCo and the corresponding registration of NewCo in the share register of Eurex Zürich,

(iii)	a legally valid resolution by the board of directors of NewCo regarding the unconditional approval of the transfer of the NewCo Shares from SIX Swiss to the Seller and the corresponding registration of the Seller in the share register of NewCo,

(iv)	a legally valid resolution by the board of directors of NewCo regarding the unconditional approval of the transfer of the NewCo Shares from the Seller to the Purchaser and the corresponding registration of the Purchaser in the share register of NewCo,

(v)	the share registers of Eurex Zürich and NewCo which have been updated accordingly.

The Seller shall be responsible for ensuring that the resolutions by the board of directors of NewCo as provided for in Clause 4.4.3 (iii) and (iv) will be adopted in a legally valid form.

4.4.4

The spun-off Shareholders’ Agreement between SIX Swiss (previously Schweizer Börse) and the Purchaser pertaining to their joint participation in Eurex Zürich and its subsidiaries shall be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement substantially in the form of Annex 4.4.4. The application of the provisions on software as set out in clause 7, on trademark licences as set out in clause 8 and on liquidation as set out in clause 15 shall be excluded from such termination in relation to SIX Swiss.

4.4.5	The Seller shall submit to the Purchaser letters of resignation of all board members of the Seller who hold offices in the boards of NewCo, Eurex Zürich and their respective subsidiaries and holding companies, each stating that such board members will no longer be entitled to assert any claims against NewCo, Eurex Zürich and their respective subsidiaries and holding companies. In return, the Purchaser undertakes to procure that the resigning board members be fully exonerated.

4.4.6	The spun-off software agreement between the Purchaser and SIX Swiss (previously Schweizer Börse) shall be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.6.

4.4.7	The spun-off operation agreement between SIX Swiss (previously Schweizer Börse) and Eurex Zürich shall be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.7.

4.4.8	The spun-off consultancy and support agreement between the Purchaser and SIX Swiss pertaining to the development of and the requirements for the Eurex System shall be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.8.

4.4.9	The spun-off master agreement between the Purchaser and SIX Swiss and the two performance certificates (Leistungsscheine) for the operation of the Eurex system and the OTC CCP system shall be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.9.

4.4.10	The spun-off investment protection agreement between the Purchaser and SIX Swiss regarding ISE and the investment protection agreement between the Purchaser, SIX Swiss and Eurex Zürich regarding EEX shall, at the Purchaser’s option, either be terminated in relation to SIX Swiss, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.10 or be cancelled as a whole, in either case any compensation claims of SIX Swiss arising out of these agreements will be discharged by payment of the Purchase Price and SIX Swiss will transfer the Eurex Profit Participation Rights to the Purchaser with economic effect as of 1 January 2012.

4.4.11	The letters of comfort issued by SIX Swiss in favour of Eurex Clearing shall be cancelled with effect as of 1 January 2012 upon execution of the cancellation agreement substantially in the form of Annex 4.4.11.

4.4.12	Cancellation of further contractual relationships

(i)	The business management agreement between Eurex Zürich and SIX Swiss on the provision of central operations services shall be cancelled upon execution of the cancellation agreement substantially in the form of Annex 4.4.12 (i).

(ii)	The business management agreement between Eurex Zürich and Eurex Frankfurt on the one side and SIX Swiss on the other side on the provision of internet services shall be cancelled upon execution of the cancellation agreement with NewCo substantially in the form of Annex 4.4.12 (ii).

(iii)	The business management agreement between Eurex Clearing and SIX Swiss on the provision of internet services for the clearing website of Eurex Clearing shall be cancelled upon execution of the cancellation agreement with NewCo substantially in the form of Annex 4.4.12 (iii).

(iv)	The service agreement between SIX Swiss, Eurex Zürich, Eurex Frankfurt and Eurex Clearing on the provision of interface and technical support services as well as support services regarding access points in Switzerland shall be cancelled upon execution of the cancellation agreement substantially in the form of Annex 4.4.12 (iv).

4.4.13	The “agreement between Deutsche Börse AG and SIX as joint shareholders of Eurex Zürich AG for the amicable settlement of the subject matters specified herein in detail” dated 13 June/22 June 2005 – regarding the a/c/e patent and the CCP software – shall, except for clauses 2 and 4 (a) sentences 1 to 3, be fully cancelled in relation to SIX, which will be replaced by NewCo, upon execution of the change of parties agreement with NewCo substantially in the form of Annex 4.4.13.

5	Representations and Warranties of the Seller

5.1	Representations and warranties

The Seller hereby makes the following representations and warranties as well as the representations and warranties set out in Clause 6 para. 2 sentence 2 to the Purchaser as per the date of this Share Purchase Agreement, unless expressly provided otherwise herein. By performing the completion actions according to Clause 4.4, the Seller confirms such representations and warranties as well as their completeness and accuracy also as of the date of Completion of this Agreement.

5.1.1	As of the Completion Date, the Seller Shares are in the unencumbered and exclusive ownership of the Seller which has the unrestricted right to sell and transfer these shares.

5.1.2	Upon transfer of the Seller Shares according to Clause 4.4.3(i) hereof, the Purchaser shall gain unrestricted ownership of these shares as well as full shareholder status.

5.1.3	As of the Completion Date, the value of profit taxes relating to the Eurex Profit Participation Rights shall be equal to their prime costs incurred by SIX Swiss according to Swiss tax law. This means that no tax depreciation will have been made on the Eurex Profit Participation Rights by the date of Completion. Provided that, with respect to the Eurex Shares, there is a difference between the prime costs and the value of profit taxes and thus, a corresponding liability to pay deferred profit taxes arises as of the Completion Date due to any past depreciation effective for tax purposes, the Seller will completely release the Purchaser from such liability to pay profit taxes (including default interest, unless the Purchaser or any of its affiliates are at fault for such interest), if the liability to pay deferred taxes entails an obligation for NewCo or its legal successor to pay profit taxes after the Completion of the Share Purchase Agreement. The Purchaser is obliged to provide proof on the merits and in terms of amount to the Seller by means of a final and non-appealable notice of tax assessment.

5.1.4	By way of transfer of the derivatives business (except for the CHF Repo Market and the OTC Spot Market) from SIX Swiss to NewCo according to Clause 4.4.1, and subject to expressly contrary provisions in the spin-off agreement to be entered into – all assets and legal relationships, which are currently necessary or used (to the extent they are required to operate such business) to operate the Swiss derivatives business (except for the CHF Repo Market and the OTC Spot Market) relating to Eurex Zürich, shall be transferred to NewCo in accordance with this Share Purchase Agreement and the spin-off agreement.

5.1.5	The boards of directors of the Seller and SIX Swiss are not aware of any material circumstances regarding the derivatives business of Eurex Zürich which have not been disclosed to the Purchaser or its representatives in an appropriate manner.

5.2	Statute of limitations

The Purchaser is entitled to assert, at any time and without regard to a specific review period or time limit for lodging a complaint, any claims arising from the violation of, or non-compliance with, representations and warranties by way of legal action filed no later than 31 December 2012. The provision of the foregoing sentence 1 shall not apply to the warranty and compensation obligation, under Clause 5.1.3; any claims in this respect shall be asserted by way of legal action within a period of 6 months after a final and non-appealable notice of tax assessment has been issued.

5.3	Restrictions

Except for the representations and warranties made under Clause 5.1 above and Clause 6 para. 2 sentence 2 below, the Seller will not give any further representations and warranties.

5.4	Treatment of payments

Payments by the Seller based on Clause 5 shall be considered as a reduction of the Purchase Price in the Purchaser/Seller relationship.

6	Representations and Warranties of the Purchaser

If and to the extent the Purchaser exercises its options pursuant to Clause 3.2, the provisions of Clause 5 (except for Clauses 5.1.3 to 5.1.5) shall apply mutatis mutandis to the HoldCo Shares or its own DBAG Shares (as the case may be).

The Purchaser warrants that, as of Completion, neither itself nor its affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz – AktG) will assert any claims against the SIX group companies that arise from the joint operation of the Eurex derivatives exchanges (except for the CHF Repo Market and the OTC Spot Market), from the Shareholders’ Agreement and the agreements terminated in relation to SIX Swiss as set out in Clauses 4.4.4, 4.4.6 to 4.4.13; any compensation claims already invoiced shall remain reserved. The above warranty shall be deemed given reciprocally also by the Seller, SIX Swiss and their affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act. Clauses 2.2 and 2.3 shall each remain unaffected.

7	Further Obligations of the Parties

7.1	Competition law procedures; other regulatory provisions

7.1.1	After (i) clearance with respect to the DBAG / NYSE Euronext Combination has been granted by the competent competition authorities, or (ii) the DBAG / NYSE Euronext Combination has failed, the Purchaser shall, without undue delay, make all necessary filings with the competent competition or other administrative authorities. The filings shall be made by the Purchaser on behalf of all Parties with the Seller’s written consent, such consent not to be unreasonably withheld by the Seller. The Seller and the Purchaser shall co-operate in preparing the filings as well as in any negotiations with competition or other administrative authorities in order to achieve clearance of the transactions contemplated by this Agreement as soon as possible. The Parties shall provide the respective other Party without undue delay with copies of any correspondence with competition or other administrative authorities and with copies of written statements, orders or decisions issued by such authorities.

7.1.2	If clearance by the competent competition authorities is made subject to conditions or requirements to be complied with or met by the Purchaser, the Purchaser shall comply with and meet such conditions or requirements to the extent that this is economically reasonable for the Purchaser.

7.1.3	In view of the planned DBAG / NYSE Euronext Combination, the Parties consider it appropriate to co-ordinate with the German Federal Financial Supervisory Authority (BaFin) and the U.S. Securities and Exchange Commission (SEC). The Purchaser will be in charge of carrying out such co-ordination with the BaFin and the SEC and will keep the Seller informed about any circumstances and events that are relevant in this context.

7.2	Co-operation between the Parties

Immediately after this Share Purchase Agreement has been signed, the Parties will start to closely co-operate with each other to confirm, by way of a joint review, the mutual understanding regarding the existing contractual relationships as well as regarding the technical settlement and implementation of the transfer contemplated by this Share Purchase Agreement for the complete separation (with the exception of the CHF Repo Market and the OTC Spot Market) of Eurex from SIX Swiss and the Seller (in each case including their affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act; the obligation to continue, and comply with, the repo agreements pursuant to Clause 7.8.1 and any agreements entered into in connection with this Share Purchase Agreement shall remain unaffected by this. For these purposes, the Purchaser shall be granted full rights of inspection with respect to the current business of Eurex Zürich and, in this context, reasonable access to the books and records of SIX Swiss as well as to its employees.

7.3	Business of Eurex Zürich until Completion

As of the execution of this Share Purchase Agreement until its Completion pursuant to Clause 4, SIX Swiss shall ensure – to the extent legally permitted and possible – that the operating business of Eurex Zürich and the companies affiliated with Eurex Group, including the services provided by SIX, is carried on to the same extent as at the date of signing of this Share Purchase Agreement. To the extent that services provided by SIX Swiss or its affiliates are still necessary or requested by the Purchaser for the continuation of Eurex Zürich’s business pursuant to Clause 7.8, the Parties will agree on the provision of such services under separate agreements.

7.4	Transactions between execution and Completion

7.4.1	Notwithstanding the provisions in the Shareholders’ Agreement, SIX Swiss, or its representatives shall have no veto rights in the boards of Eurex Group companies during the period as of the execution of this Share Purchase Agreement until its Completion pursuant to Clause 4; this applies in particular to transactions of Eurex Group outside the ordinary course of business. Where a resolution of Eurex Zürich’s general meeting is required in this context, SIX Swiss shall work towards and vote in favour of such resolution.

7.4.2	The Purchaser represents and warrants that the suspension of the veto rights of SIX Swiss, or its representatives in the boards of the Eurex Group companies pursuant to Clause 7.4.1 does in any event not impair SIX Swiss’s position and Eurex Zürich’s Swiss derivative business. Should the Parties agree that serious uncertainties as to the Completion of the transaction under this Share Purchase Agreement have emerged, SIX Swiss may again to exercise its rights irrespective of the restrictions provided for in Clause 7.4.1.

7.5	Use of names, trademarks

The Parties agree that, upon the termination of the Shareholders’ Agreement for SIX Swiss, also the licence to use the “Eurex” trademark granted to SIX Swiss under Clause 8 of the Shareholders’ Agreement shall expire on the Completion Date; following Completion, NewCo or the Purchaser are thus exclusively entitled to any rights to names and any trademark rights relating to “Eurex” and such rights may no longer be used by the Seller, SIX Swiss and their affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act.

7.6	Software rights

The Parties agree that (with the exception of software relating to the CHF Repo Market and the OTC Spot Market), upon the termination of the Shareholders’ Agreement for SIX Swiss, the licences for the Eurex system or rights in other software granted or to be granted to SIX Swiss under the Shareholders’ Agreement, the agreement between DBAG and the Seller regarding CCP software and patents dated 22 June 2005, or under any other agreements, shall also expire on the Completion Date (in particular Clauses 7 and 15 para. 2 of the Shareholders’ Agreement) or be transferred to NewCo by way of a spin-off against the issuance of NewCo Shares; following Completion, NewCo or the Purchaser are thus exclusively entitled to any software rights in the Eurex system (with the exception of software relating to the CHF Repo Market and the OTC Spot Market) and such rights may no longer be used by the Seller, SIX Swiss and their affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act.

7.7	Non-competition

For a period of two years starting as of the Completion Date, the Seller and SIX Swiss, in each case including their respective affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act, shall neither directly nor indirectly compete with Eurex in the derivative business as currently conducted by Eurex with respect to its nature and/or the products or product ranges; this applies in particular to the participation in, the management of, or the provision of advice to, any undertaking competing with Eurex in this respect. There is no separate compensation due for the non-competition obligation pursuant to this Clause 7.7.

7.8	Business of Eurex Zürich after Completion

7.8.1	For a period of at least three years following Completion of the transaction pursuant to Clause 4, the Purchaser shall carry on Eurex Zürich’s business, as currently conducted (including the CHF Repo Market and the OTC Spot Market – both markets henceforth operated on own account), essentially with a competitive operative platform operated under a Swiss licence, with Eurex Zürich being required to grant access to Swiss and foreign participants (to the same extent as at the date hereof).

7.8.2	For the aforementioned period, the Parties undertake to comply with, and to ensure compliance with, the Agency Agreement regarding Eurex Repo as well as the Software Licence Agreement regarding Eurex Repo, each entered into between Eurex Zürich and Eurex Frankfurt, respectively, and SIX Swiss, and the Agreement between Eurex Zürich and the Swiss National Bank regarding monetary policy operations, as well as the Heads of Agreements between Eurex Zürich and SIX Swiss dated 30 October 2009 regarding Swiss reference rates. The Parties will ensure that, as of the Effective Date, any income from the repo market (including the CHF Repo Market) and the OTC Spot Market flows to the Purchaser or its affiliates within the meaning of sections 15 of the German Stock Corporation Act.

7.8.3	To facilitate the fulfilment of the Purchaser’s obligations under Clause 7.8.1 and 7.8.2, SIX Swiss shall comply with any agreements as required for this purpose, shall not unilaterally terminate such agreements without cause and, in particular, shall maintain the SMI licence granted to Eurex Frankfurt at the same terms for the aforementioned period.

7.8.4	The Parties agree to hold joint discussions with the Swiss National Bank after having signed this Agreement to reach and implement a solution with respect to the long-term continuation of the CHF Repo Market and the OTC Spot Market after the Completion and expiry of the three-year period pursuant to Clause 7.8.1 that corresponds to the Swiss National Bank’s interests.

7.8.5	If the period mentioned in Clause 7.8.1 has expired without the Parties and the Swiss National Bank having agreed pursuant to Clause 7.8.4 to otherwise carry on the long-term operation of the CHF Repo Market and the OTC Spot Market, SIX Swiss shall grant the Purchaser a simple, perpetual, non-exclusive royalty-free licence to use the Repo software and related front end (GUI – graphical user interface) then used by the Eurex Group companies to operate the repo market and the OTC Spot Market, which can only be transferred or sub-licensed to affiliates (with the front end also being sub-licensable to market participants). The aforementioned licence shall include the right of the Purchaser and its affiliates to enhance the Repo software.

7.8.6	If the Swiss National Bank verifiably demands a Swiss-only solution for the CHF Repo Market and the OTC Spot Market excluding Eurex Group, the non-competition obligation pursuant to Clause 7.7 shall not apply to such CHF Repo Market and OTC Spot Market. In this case, the Purchaser will ensure that the property rights in Repo software to which the Purchaser and Eurex Group are entitled due to newly introduced functionalities are made available to SIX Swiss for use by way of simple, perpetual, non-exclusive royalty-free licences, which can only be transferred or sub-licensed to affiliates – restricted to the CHF Repo Market and the OTC Spot Market. The aforementioned licences shall include the right of the Seller and its affiliates to enhance the newly introduced functionalities of the Repo software.

7.8.7	For a period of three years, the Purchaser shall carry on operating the Eurex SecLend platform in the context of the COSI collateralisation to the same extent as currently conducted. As of the Effective Date, exclusively the Purchaser shall be entitled to any income due to Eurex under the COSI agreement in the context of the COSI collateralisation. For the avoidance of doubt, it is understood that the part of the Eurex SecLend market not used in the context of the COSI collateralisation will be fully transferred to the Purchaser or NewCo, as applicable, and that the Purchaser or NewCo, as applicable, will be fully entitled to any proceeds from this part.

7.9	Discussions to assess further co-operations

Immediately after the Completion, HoldCo and SIX will enter into non-binding discussions to assess further co-operations with respect to Scoach, STOXX, SIX Swiss Exchange, SIX x-clear, SIX SIS and SIX Telekurs market data. If the planned DBAG / NYSE Euronext Combination fails, such discussions will be held between the Purchaser and SIX.

7.10	Alternative arrangements

The Parties may discuss with respect to all or individual agreements mentioned in Clause 4.4 that, instead of immediately terminating such agreements, they shall be continued by SIX Swiss with a reduced scope or phased out.

7.11	Tax structuring

The Parties will co-operate in the spin-off contemplated by this Share Purchase Agreement to avoid or reduce tax burdens or tax disadvantages that may arise in connection with the implementation of the spin-off and any related steps (including the subsequent sale of all shares in NewCo to the Purchaser) under this Share Purchase Agreement. The Parties will use their best efforts to find a tax structure that is most favourable to both Parties.

7.12	As of the date of the execution of this Agreement, the Seller and SIX Swiss as well as their affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act shall refrain from taking any steps aiming at an impairment of the planned combination of Deutsche Börse AG and NYSE Euronext. In this context, they waive in particular any rights to which they may be entitled under Clause 11 and Clause 14 of the Shareholders’ Agreement.

8	Confidentiality and Press Releases

8.1	Confidentiality; press releases; publications

8.1.1	Immediately after signing this Share Purchase Agreement, the Purchaser will publish a corresponding ad-hoc announcement pursuant to section 15 para. 1 of the German Securities Trade Act (Wertpapierhandelsgesetz – WpHG).

8.1.2	Subject to the provision of Clause 8.1.1 and the Purchaser’s notification obligatons for the purposes of obtaining the necessary approvals under Clause 4.2.2 – the Purchaser will impose a respective confidentiality obligation on NYSE Euronext – and subject to disclosure and filing requirements to the SEC and/or other authorities in the United States and the publication of corresponding information on the internet page of the Purchaser and/or HoldCo, the Parties undertake to treat the contents of this Agreement secretly and confidentially vis-à-vis third parties, unless such facts are publicly known or their publication is prescribed by law or required by public authorities. The confidentiality obligation in particular covers any non-public information which the parties involved come to know about the other Party in the course of the negotiations. Such confidentiality obligation shall survive the termination of this Agreement. Press releases or other publications on the legal transactions proposed hereunder may be made by the Parties, subject to the prior approval of the form and wording of such announcements by the respective other Parties. Any announcement which must be made in accordance with applicable law or stock exchange rules and regulations shall be made – to the extent legally permissible and possible in terms of timing – after prior consultation with the respective other Party.

8.2	Confidentiality on the Seller’s side

The Seller and its affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act shall, for a period of two (2) years following the Completion Date, treat all trade secrets and business activities of Eurex Group confidentially, refrain from passing them to third parties and using them for own purposes, unless such trade secrets have become public knowledge without a violation of this obligation, the Seller or any of its affiliates is subject to a statutory disclosure requirement or the Purchaser has expressly approved such disclosure in advance. This confidentiality obligation shall survive the termination of this Agreement.

9	Assignment of Rights and Obligations

9.1	Subject to the provision of Clause 9.2, any rights and obligations under this Agreement may neither be assigned in whole nor in part without the prior written consent of the other Party.

9.2	The Purchaser is entitled to assign any rights and obligations under this Agreement to its affiliates within the meaning of sections 15 et seq. of the German Stock Corporation Act. In the event of an assignment, the Purchaser will continue to be jointly and severally liable to the Seller.

10	Costs

10.1	Each Party shall bear its own costs and expenses, including any professional fees, costs and expenses of their advisers incurred for or in connection with the preparation, execution and implementation of this Share Purchase Agreement.

10.2	Any fees (other than taxes) incurred as a result of the execution or implementation of this Agreement shall be borne by the Purchaser. The same shall apply to any fees and other costs incurred in connection with cartel proceedings and the compliance with other regulatory provisions.

10.3	The Parties assume that the execution of this Agreement and its implementation (including the spin-off) will not trigger Swiss VAT or Swiss stamp duty (Emissionsabgabe) and, in the case of the spin-off, that Swiss VAT will be accounted for pursuant to the notification procedure of art. 38 of the Swiss VAT Act (Mehrwertsteuergesetz – MWSTG). If, contrary to the Parties’ understanding, one of the above taxes were to arise the Seller shall pay such tax. Regarding VAT, the Purchase Price is deemed to include VAT. Regarding the stamp duty, the Seller would have to reimburse any stamp duties to NewCo; such payment would constitute a reduction of the Purchase Price. The Seller and/or SIX Swiss shall provide the Purchaser or NewCo with all documents which may be required for any potential subsequent deduction of Swiss input VAT.

10.4

If tax neutrality with respect to the spin-off is not achieved because the Purchaser does not continue the part of undertaking transferred to NewCo in accordance with art. 61 para. 1 letter b. of the Swiss Federal Act on Direct Federal Tax (Bundesgesetz über die direkte Bundessteuer) and section 67 para. 1 letter b of the Tax Act of Canton Zurich (Steuergesetz des Kantons Zürich), the Purchaser is obliged, in deviation from

Clause 10.3, to pay any and all Swiss taxes for which SIX Swiss and NewCo would otherwise be liable. The Parties will co-operate to obtain a binding ruling from the competent Swiss tax authorities on the tax neutrality of the spin-off, including the question of continuation of the spinned-off part of undertaking. The Seller will support the Purchaser in its discussions with the Swiss tax authorities, to the effect that they establish in advance and with binding effect, that a proposed restructuring of the part of undertaking transferred to NewCo will qualify as a tax-neutral continuation (steuerneutrale Weiterführung) within the meaning of the provisions set out above; this shall include the filing of applications to obtain binding advance rulings.

10.5	The Parties further assume that the execution and implementation of this Agreement qualify as a restructuring (Umstrukturierung) within the meaning of art. 14 of the Swiss Federal Act on Stamp Duties (Bundesgesetz über die Stempelabgaben) and will thus not trigger Swiss transfer stamp tax (Umsatzabgabe); if any transfer stamp taxes become payable nevertheless, either Party shall pay half of such taxes.

10.6	In principle, the execution and implementation of this Agreement are subject to German VAT (VAT-able other supply) according to the provisions of the German VAT Act (Umsatzsteuergesetz – UStG); however, they are exempt from German VAT pursuant to section 4 no. 8 letter f. of the German VAT Act which means that no German VAT will be payable. The Seller and the Purchaser undertake to refrain from waiving the exemption from VAT according to section 9 of the German VAT Act; should such waiver be made nevertheless, the waiving Party shall pay any German VAT which will become due.

11	Notices

11.1	Form of notices

All notices in connection with this Agreement shall be deemed to be given if made in writing and either delivered by hand or sent by registered mail or fax to the following addresses:

11.1.1	To the Purchaser:

Deutsche Börse AG

Attn.: Dr Roger Müller

Managing Director and General Counsel

Mergenthalerallee 61

D-65760 Eschborn

Tel.: +49 (0) 69 2110

Fax: +49 (0) 69 2111 2005

as well as to its legal advisers for information purposes:

Linklaters LLP

Dr Ralph Wollburg

and Mr Achim Kirchfeld

Königsallee 49 – 51

D-40212

Tel.: +49 211 22977 – 0

Fax: +49 211 22977 89195

11.1.2	To the Seller

SIX Group AG

Attn.: Prof Dr Peter Gomez

Selnaustrasse 30

P.O. box 1758

CH-8021 Zurich

Tel.: +41 (0) 58 399 2091

Fax: +41 (0) 58 499 5455

as well as to its legal advisers for information purposes:

Nobel & Hug Rechtsanwälte

Prof Dr Peter Nobel

Dufourstrasse 28

P.O. box 1372

CH-8032 Zurich

11.1.3	To SIX Swiss

SIX Swiss Exchange AG

Attn.: Prof Dr Peter Gomez

Selnaustrasse 30

P.O. box

CH-8021 Zurich

Tel.: +41 (0) 58 399 5454

Fax: +41 (0) 58 499 5455

as well as to its legal advisers for information purposes:

Nobel & Hug Rechtsanwälte

Prof Dr Peter Nobel

Dufourstrasse 28

P.O. box 1372

CH-8032 Zurich

11.2	Change of address

The Parties shall notify the other Parties and their legal advisers of any changes of the addresses set out in Clause 11.1 without undue delay. The current address shall be deemed valid until such notice is given.

11.3	Notices to legal advisers

11.3.1	The receipt of notices or copies thereof in connection with this Agreement by the Parties’ legal advisers does not constitute or replace the receipt of such notices by the Parties themselves.

11.3.2	For a notice to be deemed as duly received by either Party, it shall be irrelevant whether the legal adviser of the respective Party has received such notice for information purposes; this shall apply irrespective of whether this Agreement provides for such receipt.

12	Miscellaneous; Final Provisions

12.1	Governing law

This Agreement shall be governed by Swiss substantive law, excluding conflict of laws rules.

12.2	Arbitration clause

Disputes and claims arising out of or in connection with this Agreement, including its validity, invalidity, breach or cancellation, shall be settled by way of arbitration proceedings in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce (Internationale Schiedsordnung der Schweizerischen Handelskammern). The proceedings shall be governed by version of the arbitration rules which are applicable at the date the initiation notice is served. The arbitral tribunal shall consist of three arbitrators. Place of arbitration shall be Zurich. The language of the arbitration proceedings shall be German. The Parties have agreed and shall procure that the aforementioned arbitral tribunal shall have exclusive jurisdiction also for disputes in connection with the Shareholders’ Agreement to be terminated in relation to SIX Swiss and/or the termination or cancellation of other agreements according to this Share Purchase Agreement; if the Shareholders’ Agreement is not terminated the arbitral tribunal agreed therein shall continue to have jurisdiction.

12.3	Amendments

Any amendments or supplements to this Share Purchase Agreement need to be made in writing to become effective. The same applies to amendments to this written form requirement.

12.4	Annexes

All annexes form an integral part of this Share Purchase Agreement.

12.5	Entire agreement

This Share Purchase Agreement (including the annexes hereto) conclusively contains any and all agreements of the Parties on the subject matter hereof and shall replace all oral or written negotiations, arrangements and agreements previously made between the Parties with respect to the subject matter hereof. Ancillary agreements to this Agreement do not exist.

12.6	Severability clause

Should a provision of this Share Purchase Agreement be or become, in whole or in part, void, invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions hereof. The void, invalid or unenforceable provision shall be deemed to be replaced by such valid and enforceable provision that comes closest to the economic purpose pursued by such void, invalid or unenforceable provision in terms of subject matter, extent, time, place or scope of application. The same shall apply accordingly to any gaps in this Share Purchase Agreement.

7 June 2011

/s/ Reto Francioni	/s/ Gregor Pottmeyer
Reto Francioni Deutsche Börse AG	Gregor Pottmeyer Deutsche Börse AG

/s/ Peter Gomez	/s/ Romeo Lacher
Peter Gomez SIX Group AG	Romeo Lacher SIX Group AG

/s/ Peter Gomez	/s/ Stefan Mäder
Peter Gomez SIX Swiss Exchange AG	Stefan Mäder SIX Swiss Exchange AG